Exhibit 99.1

RMG ACQUISITION CORP. III ANNOUNCES RECEIPT OF NASDAQ LISTING DELINQUENCY LETTER AND NASDAQ LISTING COMPLIANCE DETERMINATION LETTER

New York, NY, June 1, 2023 – RMG Acquisition Corp. III (the “Company”) today announced that it received a delinquency notification letter from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) on May 25, 2023 due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (the “Form 10-Q”). The Listing Rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Company filed the Form 10-Q with the SEC on June 1, 2023.

On June 1, 2023, the Company received a letter from Nasdaq indicating that based on the Company’s June 1, 2023 filing of the Form 10-Q, the Staff has determined that the Company has complied with the Listing Rule and, accordingly, the matter was closed. As a result, the Company is currently in compliance with the Nasdaq Listing Rules and the Company’s securities will continue to trade on The Nasdaq Capital Market.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

ABOUT RMG ACQUISITION CORP. III

RMG Acquisition Corp. III is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including those under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 18, 2023. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACT:
Philip Kassin
President & Chief Operating Officer
pkassin@rmginvestments.com
+1(786) 359-41032